FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS RESTARTS AQUAVAN®
CLINICAL DEVELOPMENT PROGRAM

BALTIMORE, MD, April 21, 2005 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that it has met with the Division of Anesthetic, Critical Care and Addiction Drug Products of the Food and Drug Administration (FDA) and reached agreement on a revised clinical development strategy for the Company’s lead product candidate, AQUAVAN® Injection (GPI 15715), a novel sedative/hypnotic being developed for use in procedural sedation.

Dean J. Mitchell, President and Chief Executive Officer of Guilford, commented, “Following a very collaborative discussion with the FDA, we have agreed on a more focused clinical development strategy that reduces the number of clinical trials from 13 to 5 and includes a dose ranging study in colonoscopy. We expect that the dose ranging study will result in our identifying a dose of AQUAVAN® that will maximize our ability to achieve our desired label. In addition, we believe that this less complex clinical plan increases the probability of FDA approval within an optimal timeframe.”

Under the revised strategy, Guilford will immediately re-initiate its previously planned studies for ICU sedation and potential drug interactions. The design of the dose ranging trial in colonoscopy is being finalized in consultation with the FDA. Based on the findings of this study, Guilford expects to commence two pivotal trials, one in colonoscopy and the other in minor surgical procedures. Guilford continues to expect to file its New Drug Application (NDA) for AQUAVAN® during the second half of 2006.

Mr. Mitchell continued, “We are strongly committed to the successful and expeditious development of AQUAVAN®. The unique pharmacological profile of AQUAVAN® is optimally aligned with patient and physician needs in the procedural sedation market and offers a compelling value proposition which we believe will confer significant pharmacoeconomic benefit.”

About AQUAVAN® Injection

AQUAVAN® Injection is a proprietary water-soluble prodrug of propofol. Unlike propofol, which is formulated in an oil or lipid-based emulsion, AQUAVAN® is formulated in a clear aqueous solution and is rapidly converted by an enzyme in the body called alkaline phosphatase into propofol after intravenous injection.

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). For additional information about GLIADEL® and AGGRASTAT®, please see www.guilfordpharm.com under Products / Marketed Products.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2005 and Current Report on Form 8-K filed with the SEC on April 6, 2005, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there is a significant risk as to whether AQUAVAN® will continue to progress through clinical trials, whether the FDA will approve the product for commercial sale, and if the product is approved, whether the Company will be able to successfully commercialize AQUAVAN®.

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Contact: Stacey Jurchison / 410-631-5022 / jurchisons@guilfordpharm.com